Executive Officer PSU Award

PENTAIR PLC 2012 STOCK AND INCENTIVE PLAN
GRANT AGREEMENT
PERFORMANCE SHARE UNITS

[Name of Grantee]:

The Compensation Committee has awarded you the following grant under the Pentair plc 2012 Stock and Incentive Plan (the “Plan”). Unless you decline this grant agreement within 90 days, you agree to be bound by all of the provisions contained in this grant agreement, including the terms in the grant notification provided to you by the plan administrator or by the Company, and the Plan.

Grant Information

Performance Share Units Granted: [Insert Target number]

Performance Period: January 1, _______ through December 31, _________

Specific terms of this grant not specified above are set forth in the grant notification provided to you.

Terms and Conditions of this Grant

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A Performance Share Unit entitles you to receive one share of Company stock following the end of the Performance Period, to the extent the Performance Goal(s) for this award are met during the Performance Period, provided you remain employed until the end of the Performance Period, except as provided below. Additional information about the Performance Goals for this award are described in the Appendix to this grant agreement or in supplemental communications. The Shares that are earned will be issued to you within 2½ months after the Performance Period has been completed, following the date the level of achievement of the Performance Goals has been determined. Only whole Shares will be issued; any fractional Share otherwise issuable under this award will be rounded up to the nearest whole Share.

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Each Performance Share Unit includes one Dividend Equivalent Unit. A Dividend Equivalent Unit entitles you to an additional Performance Share Unit, determined by dividing the cash dividend declared on a Share of stock prior to the date the shares are issued hereunder by the Fair Market Value of a Share on the date the dividend is paid, and then rounding down to the nearest whole share. The cash dividend amounts representing a fractional share will be accumulated and converted into one additional Performance Share Unit when the accumulated cash dividends equal the Fair Market Value of a share. These additional Performance Share Units will be subject to the same vesting and performance requirements, and will be issued at the same time, as the underlying Performance Share Units to which they relate.

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If your employment with the Company terminates (voluntarily or involuntarily) before the last day of the Performance Period, then all Performance Share Units will be forfeited, except as described below.

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If you are a Board-appointed officer either at the beginning of the Performance Period (or date of grant of this award, if later) or at the date of your termination, then the terms of the Plan apply to your Performance Share Units.

•	If you are not a Board-appointed officer (as described above), then:

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If your termination is due to death or Disability, then you (or your estate, following your death) will be issued Shares promptly following your termination date equal to the Performance Share Units you would earn if the target Performance Goals had been met; or

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If your termination is due to Retirement or a Covered Termination, then you will be issued Shares promptly following your termination date equal to the Performance Share Units you would earn if the target Performance Goals had been met, but pro-rated based on the portion of the Performance Period during which you were employed.

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You will be considered to have a “Covered Termination” if the Company or an Affiliate terminates your employment for a reason other than Cause, death or Disability. In addition, if you are a Board-appointed corporate officer, your termination of employment for “Good Reason” (as defined in the Plan) will also be considered a Covered Termination, but only if you execute a general release of claims (which may include non-disparagement, non-solicitation and confidentiality covenants) as requested by the Company.

•	You cannot vote Performance Share Units.

•	You may not sell, assign, transfer, pledge as collateral or otherwise dispose of your Performance Share Units at any time.

Taxation of Award

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The Fair Market Value of the Shares that are issued under this award generally will be considered taxable compensation, and may be subject to withholding taxes. Withholding for taxes will be governed by the Plan.

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Please see the attached “Country Specific Terms and Conditions” for more information regarding the tax consequences of this award. For information about the methods of payment of your tax withholding obligations, please refer to the relevant materials provided by the plan administrator.

Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement
As a result of your intimate familiarity with proprietary and confidential information of the Company, this grant agreement is subject to the restrictions set forth below. Any violation of these sections will result in a rescission of the Award made under this grant agreement and a forfeiture of any rights you have with respect thereto.

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Confidentiality. You agree that you will treat during employment and thereafter, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information you acquire while working for the Company. You agree that you will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. You acknowledge that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

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Non-Solicitation. You agree that, for a twenty-four (24) month period following your termination (voluntary or involuntary) from the Company, you will not, for yourself or any third party, directly or indirectly, (i) solicit or accept competitive business from any customer of the Company, or (ii) solicit any employee of the Company for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave their employment.

You agree that engaging in any of the following activities will be a violation of the above paragraph: (1) soliciting for a hire or soliciting for retainer as an independent consultant or as contingent worker any employee of the Company; (2) participating in the recruitment of any employee of the Company; (3) serving as a reference for an employee of the Company; (4) offering an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Company; (5) assisting or encouraging any third party to pursue an employee of the Company for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any employee of the Company to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.

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Non-Competition. You agree that, for a twenty-four (24) month period following your termination (voluntary or involuntary) from the Company, you will not, for yourself or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, to any entity anywhere in the World engaged in a business that is competitive with the Company. Notwithstanding the prior sentence, you are not prohibited from providing services to a competing entity if: (1) the duties and services provided by you to the competitor are not, in whole or in part, substantially similar to the duties and services you provided to the Company; and (2) the duties and services provided by you to the competitor are not reasonably likely to cause you to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company. Nothing in this grant agreement prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation.

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Non-Disparagement. You agree that you will not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

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Effect of Breach. By accepting this award, you agree that in light of the award conferred to you under this grant agreement, the narrow and restrictive covenants imposed above are reasonable and will not result in any hardship to you. Further, you acknowledge and agree that a breach of any obligation under this grant agreement will result in irreparable injury to the Company and that such harm may not be compensable entirely with monetary damages. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. In connection with any suit at law or in equity under this grant agreement, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which you or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of your breach of the above sections, you shall disgorge the value of all payments and benefits conferred to you by virtue of this grant agreement, including, but not limited to, the cash or shares awarded. In addition to the foregoing, the Company shall be entitled to collect from you any reasonable attorney’s fees and costs occurred in brining any action against you or otherwise to enforce the terms of this grant agreement.

General

•	The attached “Country Specific Terms and Conditions” contains additional provisions applicable to this award.

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The grant of this Plan award to you does not limit in any way the right of the Company to terminate your employment at any time for any reason, nor does it guarantee you will receive Plan awards in subsequent years.

•	The vesting of this award may be suspended or delayed as a result of a leave of absence.

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In addition to the terms and conditions contained in this grant agreement, this award is subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules.

•	Capitalized terms used in this grant agreement have the meanings given in the Plan, except as modified in the “Country Specific Terms and Conditions.”

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If the Compensation Committee of the Pentair plc Board of Directors (the “Committee”) determines that recoupment of incentive compensation paid to you pursuant to this grant agreement is required under any law or any recoupment policy of the Company, then your Performance Share Units will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

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The Committee may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Committee may also amend or modify this award, but most changes will require your consent.

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As a condition to the grant of this award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this agreement or the Plan, and any determination made by the Committee under this agreement or the Plan, will be final, binding and conclusive.

•	For purposes of this agreement, the word “Company” means Pentair plc or any of its subsidiaries or any of their business units.
Country Specific Terms and Conditions

United States of America

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Deferral Election. Certain grantees may be eligible to defer their Performance Share Units under the employer’s non-qualified deferred compensation plan. If such a grantee makes a deferral election, then the Performance Share Units subject to that election will not be paid following the end of the Performance Period, but will instead be paid pursuant to the terms of the non-qualified deferred compensation plan.

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Delay in Payment. If you are a “specified employee” within the meaning of Code Section 409A as of the date of your termination of employment due to Disability, Retirement or a Covered Termination, then, to the extent required by Code Section 409A, any payment due as a result of such termination will be delayed until the date that is six months after the date of such termination. In addition, if the payment of the Shares will be made in the following calendar year as a result of the six month delay, then the value of your Performance Share Units that vest upon such termination of employment will be subject to Federal Insurance Contributions Act (“FICA”) taxes at the end of the calendar year in which your termination of employment occurs.

Australia

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Shareholder Approval Requirement. To the extent you are an individual whose termination benefits are subject to Sections 200 to 200J of the Corporations Act 2001, the Performance Share Units are contingent upon the Company’s satisfaction of the shareholder approval requirements thereunder. These shareholder approval requirements are a legal formality, and the Company intends to satisfy them in full at the time your Performance Share Units are granted. As a technical matter, however, to the extent the Company is unable to satisfy such requirements, your Performance Share Units will be null and void, and you will not have any claims against the Company to receive any payment or other benefits in lieu of the Performance Share Units.

Mexico

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Commercial Relationship. You expressly recognize that participation in the Plan and Pentair plc’s grant of Performance Share Units to you does not constitute an employment relationship between you and Pentair plc. You have been granted Performance Share Units as a consequence of the commercial relationship between Pentair plc and Pentair plc’s Affiliate in Mexico that employs you, and Pentair plc’s Affiliate in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits derived from participation in the Plan will not establish any rights between you and Pentair plc’s Affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by Pentair plc’s Affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by Pentair plc, or a termination of the Plan by Pentair plc, shall not constitute a change or impairment of the terms and conditions of your employment with Pentair plc’s Affiliate in Mexico that employs you.

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Extraordinary Item of Compensation. You expressly recognize and acknowledge that participation in the Plan is a result of the discretionary and unilateral decision of Pentair plc, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan and this agreement. As such, you acknowledge and agree that Pentair plc may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Performance Share Units is an extraordinary item of compensation outside the scope of your employment contract, if any. The Performance Share Units are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of Pentair plc’s Affiliate in Mexico that employs you.

Singapore

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Qualifying Person Exemption. The grant of Performance Share Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Spain

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Termination for Cause. Notwithstanding anything to the contrary in the Plan or this agreement, “Cause” shall be defined in the Plan, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

•	Labor Acknowledgement.

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In accepting the award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan (or a copy of the Plan has otherwise been made available to you). You understand that Pentair plc has unilaterally, gratuitously and discretionally decided to grant Performance Share Units under the Plan to individuals who may be employees of Pentair plc or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Pentair plc or any of its Affiliates. Consequently, you understand that the Performance Share Units are granted on the assumption and condition that the Performance Share Units and any amount received upon vesting of the Performance Share Units is not part of any employment contract (either with Pentair plc or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the Performance Share Units would not be granted to you but for the assumptions and conditions referred to herein. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of Performance Share Units as provided in this agreement shall be null and void.

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Further, the Performance Share Units are a conditional right and can be forfeited in the case of, or affected by, your termination of employment. This will be the case, for example, even if (a) you are considered to be unfairly terminated without good cause; (b) you are terminated for disciplinary or objective reasons or due to a collective dismissal; (c) you terminate employment due to a change of work location, duties or any other employment or contractual condition; or (d) you terminate employment due to unilateral breach of contract of Pentair plc or any of its Affiliates. Consequently, upon termination of employment for any of the reasons set forth above, you may automatically lose any rights to the unvested Performance Share Units granted as of the date of your termination of employment, as described in the Plan and this agreement, and you acknowledge and agree that the terms of the Plan and this agreement shall govern in such circumstances.

United Kingdom

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Income Tax and National Insurance Contribution Withholding. The following provision supplements the “Tax-Related Items” provision below: If payment or withholding of the income tax due in connection with the Performance Share Units is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Pentair plc Affiliate that employs you, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to in the “Tax-Related Items” provision below. Notwithstanding the foregoing, if you are a director or executive officer of Pentair plc (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for a loan from the Company to cover the income tax liability. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting any income tax and for reimbursing the Company the value of any employee NICs due on this additional benefit.

All Countries Other than the United States of America
Tax-Related Items.

1.
You acknowledge that, regardless of any action Pentair plc or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the grant or your participation in the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.

2.
You acknowledge that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant, including, but not limited to, the vesting, settlement or payment of the Performance Share Units; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the grant to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

3.
If you have become subject to tax in more than one jurisdiction between the date of the grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

4.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, subject to the Company’s authorization, you agree that the Company and/or the Employer, or their respective agents, at their discretion, may satisfy the obligations with regard to all Tax-Related Items by deducting (or requiring an Affiliate to deduct) from any payments of any kind otherwise due to you cash or Shares.

5.
To avoid negative accounting treatment, the Company or the Employer may withhold or account for Tax-Related Items (including withholding pursuant to applicable tax equalization policies of the Company or its affiliates) by considering applicable statutory withholding amounts or other applicable withholding rates.

6.
You will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means described above. You will abide by any disclosure laws that govern the earning or issuance of Performance Share Units granted to you, as well as the transfer or repatriation of cash proceeds received with respect to the grant.

7.	Except as otherwise set forth above, the tax withholding with respect to the grant shall be governed by the terms of the Plan.

One-Time Grant; No Service Contract.

1.
Nothing contained in the Plan or the grant will affect the right of the Company or the Employer to terminate your employment or service (as otherwise may be permitted under local law). The adoption and maintenance of the Plan does not constitute an inducement to, or condition of, your employment or service. The Plan is a discretionary plan that may be amended or terminated by Pentair plc, in its sole discretion, at any time, and your participation is voluntary. Furthermore, the amount of any payments under the grant and the future value of the Shares is unknown and cannot be predicted with certainty. You understand that the grant of Plan awards to you does not entitle you to benefits in lieu of Performance Share Units in the future, even if such awards have been granted repeatedly in the past. The grant is not intended to replace your pension rights or compensation.

2.
Any payment or benefit paid to you with respect to the grant is an extraordinary item of compensation and will not be considered to be part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate.

3.
In consideration of the grant, no claim or entitlement to compensation or damages shall arise from forfeiture of the grant resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the grant, you shall have been deemed irrevocably to have waived your entitlement to pursue such claim.

4.
In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive grants of awards under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law).

Data Privacy.

1.
You hereby explicitly unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the grant agreement, the Plan, the Prospectus and related information by and among, as applicable, the Employer, and the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

2.
You understand that the Company, the Employer, and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or an Affiliate and details of all incentive awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

3.
You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.

4.	You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.

5.
You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan.

6.	You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

7.
You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents in this grant agreement, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you should contact your local human resources representative.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

Other Requirements. You acknowledge that the Company reserves the right to impose other requirements on your participation in the Plan, the grant and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Forum Selection.

1.
Any party bringing a legal action or proceeding against any other party arising out of or relating to this grant shall bring the legal action or proceeding in the United States District Court for the District of Minnesota or any of the courts of the State of Minnesota, U.S.A.

2.
You waive, and the Company waives, to the fullest extent permitted by law, (a) any objection which you or the Company may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this grant brought in any court of the State of Minnesota, U.S.A., or the United States District Court for the District of Minnesota, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

3.
You submit, and the Company submits, to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of Minnesota and its appellate courts, and (b) any court of the State of Minnesota, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this grant.

No Regulatory Approval. You acknowledge that this grant agreement has not been reviewed or approved by any regulatory authority.
Language Consent. By accepting this grant, you confirm that you have read and understood this grant agreement, the Plan, the Prospectus and related information provided to you, all of which were provided in the English language, and you accept the terms of those documents accordingly.